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MERISTAR HOSPITALITY CORPORATION
Statement Regarding Computation of Ratios

                                  EXHIBIT 12

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                                                                   Year Ended December 31,

                                                   1995         1996         1997          1998          1999
                                                  ------      -------      --------      --------      --------
Income before minority interests, income tax
 expense and extraordinary items (1)              $  213      $ 6,988      $ 40,488      $ 69,528      $116,667

Fixed charges:
  Interest expense                                 2,414       12,346        21,024        64,378       100,398
  Interest capitalized                                67          461           442         5,182        12,540
  Amortization of debt expense                       131          986           920         1,635         3,143
  Preferred distributions to minority interests        -            -           488           650           574
  Rent deemed as interest                             16           22            26            11             -
                                                  ------      -------      --------      --------      --------
Total fixed charges                                2,628       13,815        22,900        71,856       116,655
                                                  ------      -------      --------      --------      --------
Income before minority interest, income tax
 expense, extraordinary items and fixed
 charges (excluding capitalized interest and
 preferred distributions to minority interests)    2,774       20,342        62,458       135,552       220,208

Divided by fixed charges                           2,628       13,815        22,900        71,856       116,655

Ratio of earnings to fixed charges                 1.06x        1.47x         2.73x         1.89x         1.89x
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(1) This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.